Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Roger Laungani	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300

ir@infosonics.com

ifon@mkr-group.com

INFOSONICS EXTENDS ITS DISTRIBUTION AGREEMENT WITH SAMSUNG FOR ARGENTINA AND URUGUAY THROUGH DECEMBER 2010

SAN DIEGO, CA, January 12, 2010 — InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced it has extended its distribution agreement with Samsung Electronics Argentina S.A. through December 2010. Under the agreement, InfoSonics will continue to offer distribution solutions and services in Argentina and Uruguay for a variety of Samsung wireless telecommunication devices and accessories to carriers, retailers and agents.

“The extension of this agreement underscores InfoSonics and Samsung Argentina’s continued partnership and InfoSonics’ proven capabilities and customer relationships,” said Joseph Ram, President and CEO of InfoSonics Corporation. “This mutually beneficial partnership was established over five years ago and we look forward to continuing this alliance.”

In December, Argentina passed a new consumption law that effectively increases the price of certain consumer electronics, including mobile phones, by approximately 30%. The new law provides relief for products manufactured in a special industrial zone in Tierra del Fuego, Argentina. InfoSonics currently sells products manufactured outside of Argentina, and thus will be subject to the 30% increase.  InfoSonics is uncertain as to how this cost increase will impact consumer demand, and our respective sales of Samsung products.  We are uncertain as to how much of the production will flow through Tierra del Fuego due to logistical and production capacity constraints in that zone.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.www.verykool.net

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain/loss in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties.  These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, and include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) dependency on Latin American sales a majority of which are from Argentina, which may be significantly reduced or eliminated as a result of the recently adopted tax/duty by Argentina; (3) extended general economic downturn; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations, such as the recently adopted tax/duty change in Argentina on certain electronics (including cellular phones) which could significantly increase selling prices to our customers and end-users; (6) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (7) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (8) significant changes in supplier terms and relationships; (9) termination of a supply or services agreement with a major supplier or product supply shortages; (10) continued consolidation in the wireless handset carrier market; (11) loss of business from one or more significant customers; (12) customer and geographical accounts receivable concentration risk and other related risks; (13) rapid product improvement and technological change resulting in inventory obsolescence; (14) terrorist or military actions; (15) the loss of a key executive officer or other key employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) uncertain political and economic conditions internationally; (20) the resolution of any litigation for or against the Company; (21) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products; and (22) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded.  Our actual results and condition could differ materially from those anticipated in our forward-looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

####